Exhibit 99B.5

                        PROFESSIONALLY MANAGED PORTFOLIOS
                          INVESTMENT ADVISORY AGREEMENT


     AGREEMENT made this 17th day of June, 2001 by and between PROFESSIONALLY MANAGED PORTFOLIOS (the "Trust"), a Massachusetts business trust and TURNER INVESTMENT PARTNERS, INC., a Pennsylvania corporation (the "Adviser").

     WHEREAS, a series of the Trust, the TITAN FINANCIAL SERVICES FUND (the "Fund"), having separate assets and liabilities has been assigned to the Adviser; and

     WHEREAS, it is therefore desirable to have an investment advisory agreement (I.E. this Agreement) relating to the Fund, which agreement will apply only to this Fund;

     NOW THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and among the parties hereto as follows:

1.   In General

     The Adviser agrees, all as more fully set forth herein, to act as investment adviser to the Trust with respect to the investment of the assets of the Fund and to supervise and arrange the purchase and sale of securities held in the portfolio of the Fund.

2. Duties and Obligations of the Adviser with respect to the Investment of the Assets of the Fund.

     (3) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust, the Adviser shall:

          (4) decide what securities shall be purchased or sold by the Trust with respect to the Fund and when; and

          (5) arrange for the purchase and the sale of securities held in the portfolio of the Fund by placing purchase and sale orders for the Trust with respect to the Fund.

     (4) Any investment purchases or sales made by the Adviser shall at all times conform to, and be in accordance with, any requirements imposed by:

          (6) the provisions of the Investment Company Act of 1940 (the "Investment Company Act"), as amended, and any of the rules and regulations promulgated thereunder;

          (7)  any other applicable provisions of law;
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          (8)  the provisions of the Declaration of Trust and the By-Laws of the
               Trust as amended from time to time;

          (9) any policies and determinations of the Board of Trustees of the Trust; and

          (10) the fundamental policies of the Trust relating to the Fund, as reflected in the Trust's registration statement under the Investment Company Act (including by reference to the Fund's Prospectus and Statement of Additional Information) as such registration statement is amended from time to time, or as amended by the shareholders of the Fund.

     (5) The Adviser shall give the Trust the benefit of its best judgment and effort in rendering services hereunder, but the Adviser shall not be liable for any loss sustained by reason of the purchase, sale or retention of any security whether or not such purchase, sale or retention shall have been based on its own investigation and research or upon investigation and research made by any other individual, firm or corporation, if such purchase, sale or retention shall have been made and such other individual, firm or corporation shall have been selected in good faith. Nothing herein contained shall, however, be construed to protect the Adviser against any liability to the Trust or its security holders by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of obligations and duties under this Agreement.

     (6) Nothing in this Agreement shall prevent the Adviser or any affiliated person (as defined in the Investment Company Act) of the Adviser from acting as investment adviser or manager and/or principal underwriter for any other person, firm or corporation and shall not in any way limit or restrict the Adviser or any such affiliated person from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Adviser expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

     (7) It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust's Registration Statement under the Investment Company Act or the Securities Act of 1933, as amended, except for information supplied by the Adviser for inclusion therein. The Trust may indemnify the Adviser to the full extent permitted by the Trust's Declaration of Trust.

3.   Broker-Dealer Relationships

     The Adviser is responsible for decisions to buy and sell securities for the Fund, broker-dealer selection, and negotiation of brokerage commission rates. The Adviser's primary consideration in effecting a securities transaction will be execution at the most favorable price. In selecting a broker-dealer to execute each particular transaction, the Adviser will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the

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broker-dealer to the investment performance of the Fund on a continuing basis.
Accordingly, the price to the Fund in any transaction may be less favorable that that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board of Trustees of the Trust may determine, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Trust. The Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Adviser, or any affiliate of either. Such allocation shall be in such amounts and proportions as the Adviser shall determine, and the Adviser shall report on such allocations regularly to the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor. The Adviser is also authorized to consider sales of shares as a factor in the selection of brokers or dealers to execute portfolio transactions, subject to the requirements of best execution, I.E., that such brokers or dealers are able to execute the order promptly and at the best obtainable securities price.

4.   Allocation of Expenses

     The Adviser agrees that it will furnish the Trust, at the adviser's expense, with office space and facilities, equipment and clerical personnel necessary for carrying out its duties under this agreement. The Adviser will also pay all compensation of any Trustees, officers and employees of the Trust who are affiliated persons of the Adviser. All operating costs and expenses relating to the Fund not expressly assumed by the Adviser under this Agreement shall be paid by the Trust from the assets of the Fund, including, but not limited to:

          (11) interest and taxes;

          (12) brokerage commissions;

          (13) insurance premiums;

          (14) compensation and expenses of the Trust's Trustees other than those affiliated with the Adviser;

          (15) legal and audit expenses;

          (16) fees and expenses of the Trust's custodian, shareholder servicing or transfer agent and accounting services agent;

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          (17) expenses incident to the issuance of the Fund's shares, including issuance on the payment of, or reinvestment of, dividends;

          (18) fees and expenses incident to the registration under Federal or state securities laws of the Trust or the shares of the Fund;

          (19) expenses of preparing, printing and mailing reports and notices and proxy material to shareholders of the Trust;

          (20) all other expenses incidental to holding meetings of the Trust's shareholders;

          (21) dues or assessments of or contributions to the Investment Company Institute or any successor;

          (22) such non-recurring expenses as may arise, including litigation affecting the Trust and the legal obligations which the Trust may have to indemnify its officers and Trustees with respect thereto; and

          (23) all expenses which the Trust or the Fund agrees to bear in any distribution agreement or in any plan adopted by the Trust and/or a Fund pursuant to Rule 12b-1 under the Investment Company Act.

5.   Compensation of the Adviser

     (8) The Trust agrees to pay the Adviser and the Adviser agrees to accept as full compensation for all services rendered by the Adviser hereunder, an annual management fee, payable monthly and computed on the value of the net assets of the fund as the close of business each business day at the annual rate of 1.0% of such net assets.

     (9) This Agreement shall go into effect with respect to the annual management fee as of the date that the Agreement is re-approved by the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Fund, at an in-person meeting, expected to be held on June 20, 2001; provided however, that such annual management fee shall be escrowed in an interest-bearing escrow account in accordance with Rule 15a-4(b)(2)(vi) under the Investment Company Act with the Fund's custodian or a bank until there is a vote of the Fund's outstanding voting securities regarding this Agreement within a 150-day period from the effective date of the Agreement. If a "majority" (as defined in the Investment Company Act) of the Fund's outstanding voting securities approve a contract with Adviser by the end of the 150-day period, the amount in the escrow account (including interest earned) will be paid to Adviser. However, if a "majority" of the Fund's outstanding voting securities do not approve a contract with Adviser, Adviser will be paid out of the escrow account the lesser of (i) any costs incurred in performing this Agreement (plus interest earned on that amount while in escrow) or (ii) the total amount in the escrow account (plus the interest earned).

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     (10) In the event the expenses of the Fund (including the fees of the
          Adviser and amortization of organization expenses but excluding interest, taxes, brokerage commissions, extraordinary expenses and sales charges and any distribution fees) for any fiscal year exceed the limits set by applicable regulations of state securities commissions where the Fund is registered or qualified for sale, the Adviser will reduce its fees by the amount of such excess. Any such reductions are subject to the readjustment during the year. The payment of the advisory fee at the end of any month will be reduced or postponed or, if necessary, a refund will be made to the Fund so that at no time will there be any accrued but unpaid liability under this expense limitation. The Adviser may reduce any portion of the compensation or reimbursement of expenses due to it under this Agreement, or may agree to make payments to limit the expenses which are the responsibility of the Fund. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments. Any fee withheld from the Adviser under this paragraph shall be reimbursed by the Fund to the Adviser to the extent permitted by the applicable state law if the aggregate expenses for the next succeeding fiscal year do not exceed the applicable state limitation or any more restrictive limitation to which the Adviser has agreed.

6.   Duration and Termination

     (11) This Agreement shall go into effect on the date set forth above, the date upon which the Board of Trustees approved such Agreement at telephonic meeting. This Agreement is an "interim agreement" as defined in Rule 15a-4 and it shall continue in effect for a 150-day period from June 17, 2001. The Agreement shall terminate at the end of the 150-day period unless approved by a "majority" of the outstanding voting securities of the Fund, unless terminated as hereinafter provided.

     (12) If this Agreement is approved by a "majority" of the outstanding voting securities of the Fund, the Agreement shall, unless terminated as hereinafter provided, continue in effect for a period of two years from the effective date, and thereafter from year to year, but only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees, including the vote of a majority of the Trustees who are not parties to this Agreement or "interested persons" of any such party cast in person at a meeting called for the purpose of voting on such approval, or by the vote of the holders of a "majority" of the outstanding voting securities of the Fund and by such a vote of the Trustees.

     (13) This Agreement may be terminated by the Adviser at any time without penalty upon giving the Trust sixty (60) days' written notice (which notice may be waived by the Trust) and may be terminated by the Trust at any time without penalty upon giving the Adviser ten (10) days' written notice (which notice may be waived by the Advisor), provided that such termination by the Trust shall be directed or approved by the vote of a majority of all of its Trustees in office at the time or by the vote of the holders of a "majority" of the voting securities of the Trust at the time outstanding and entitled to vote. This Agreement shall automatically terminate in the event of its assignment (as so defined).

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7.   Agreement Binding Only on Fund Property

     The Adviser understands that the obligations of this Agreement are not binding upon any shareholder of the Trust personally, but bind only the Trust's property; the Adviser represents that it has notice of the provisions of the Trust's Declaration of Trust disclaiming shareholder liability for acts or obligations of the Trust. This Agreement has been executed by or with reference to any Trustee in such person's capacity as a Trustee, and the Trustees shall not be personally liable hereon.

     IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by a duly authorized person, as of the date first written above.


                                    PROFESSIONALLY MANAGED PORTFOLIOS



                                    /s/Robert M. Slotky
                                    ------------------------------------
                                    By: Robert M. Slotky
                                    Title: Treasurer



                                    TURNER INVESTMENT PARTNERS, INC.



                                    /s/Stephen J. Kneeley
                                    ------------------------------------
                                    By: Stephen J. Kneeley
                                    Title: President